Exhibit 2.2

IMPORTANT: NO CHAPTER 11 CASE HAS BEEN COMMENCED AT THIS TIME. THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN OF REORGANIZATION HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF 11 U.S.C. § 1125(a). IN THE EVENT THAT THE DEBTORS DO FILE CHAPTER 11 CASES, THE DEBTORS EXPECT TO SEEK AN ORDER OR ORDERS OF THE BANKRUPTCY COURT, AMONG OTHER THINGS: (I) APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH 11 U.S.C. § 1126(b); AND (II) CONFIRMING THE PLAN OF REORGANIZATION PURSUANT TO 11 U.S.C. § 1129.

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE District of Delaware

)
In re:	)	Chapter 11
)
RAND LOGISTICS, INC., et al., [1]	) )	Case No. 18-10175 (BLS)
	)	Joint Administration Requested
Debtors.	)
)

DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

AKIN GUMP STRAUSS HAUER & FELD LLP

Meredith A. Lahaie (pro hac vice pending)

Kevin Zuzolo (pro hac vice pending)

Zach Lanier (pro hac vice pending)

One Bryant Park

Bank of America Tower

New York, NY 10036-6745

Telephone: (212) 872-1000

Facsimile: (212) 872-1002

Joanna F. Newdeck (pro hac vice pending)

1333 New Hampshire Avenue, N.W.

Washington, DC 20036

Telephone: (202) 887-4000

Facsimile: (202) 887-4288

PEPPER HAMILTON LLP

David B. Stratton (No. 960)

David M. Fournier (No. 2812)

Evelyn J. Meltzer (No. 4581)

Hercules Plaza, Suite 5100

1313 Market Street

P.O. Box 1709

Wilmington, DE 19899-1709

Telephone: (302) 777-6500

Facsimile: (302) 421-8390

Proposed Counsel for the Debtors and Debtors-in-Possession

Dated: January 29, 2018

________________________

1       The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Rand Logistics, Inc. (5343); Lower Lakes Transportation Company (5364); Grand River Navigation Company, Inc. (5146); Black Creek Shipping Company, Inc. (5474); Rand LL Holdings, Corp. (6352); Rand Finance Corp. (1847); and Black Creek Shipping Holding Company, Inc. (5313). The location of the Debtors’ corporate headquarters and the Debtors’ service address is: 333 Washington Street, Suite 201, Jersey City, NJ 07302.

TABLE OF CONTENTS

ARTICLE I RULES OF CONSTRUCTION AND DEFINITIONS		1

1.1	Rules of Construction	1
1.2	Definitions	2

ARTICLE II ADMINISTRATIVE CLAIMS, PROFESSIONAL FEE CLAIMS, PRIORITY TAX CLAIMS, STATUTORY FEES AND DIP CLAIMS		12

2.1	Administrative Claims (other than Professional Fee Claims)	12
2.2	Professional Fee Claims	12
2.3	Priority Tax Claims	13
2.4	Payment of Statutory Fees	13
2.5	DIP Claims	13

ARTICLE III CLASSIFICATION OF CLAIMS AND INTERESTS		13

3.1	Introduction	13
3.2	Summary of Classification and Treatment	13
3.3	Treatment of Claims and Interests	14
3.4	Acceptance by an Impaired Class	17
3.5	Presumed Acceptances by Unimpaired Classes	17
3.6	Presumed Rejections by Impaired Classes	17
3.7	Confirmation Pursuant to Bankruptcy Code Section 1129(b)	17
3.8	Special Provision Regarding Unimpaired and Reinstated Claims	17
3.9	Subordinated Claims and Reservation of Rights Regarding Claims and Interests	18

ARTICLE IV MEANS FOR IMPLEMENTATION OF THE PLAN		18

4.1	Transactions Effective as of the Effective Date	18
4.2	Operations Between the Confirmation Date and Effective Date	18
4.3	Continued Corporate Existence	18
4.4	Certificates of Incorporation and Bylaws	18
4.5	Plan Distributions and Working Capital	18
4.6	Cancellation of Securities and Agreements	20
4.7	Directors and Officers of the Reorganized Debtors	20
4.8	Revesting of Assets	21
4.9	Existing Indemnification Obligations; D&O Insurance Policies	21
4.10	Exemption from Certain Transfer Taxes	21
4.11	Corporate Action; Effectuating Documents	22
4.12	Plan Supplement	22
4.13	Preservation of Retained Causes of Action	22
4.14	Fees and Expenses of Lightship and the First Lien Agent	23
4.15	Canadian Subsidiaries	23

ARTICLE V TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES, EMPLOYEE BENEFITS AND INSURANCE POLICIES		24

5.1	Assumption and Rejection of Executory Contracts and Unexpired Leases	24
5.2	Payments Related to Assumption of Executory Contracts and Unexpired Leases; Resolution of Assumption-Related Disputes	25
5.3	Rejection of Executory Contracts or Unexpired Leases	26
5.4	Extension of Time to Assume or Reject	26
5.5	Claims Arising from Rejection	26
5.6	Reservation of Rights Regarding Executory Contracts and Unexpired Leases	26
5.7	Compensation and Benefit Programs	27

i

5.8	Insurance Policies	27
5.9	Survival of the Debtors’ Indemnification Obligations	27

ARTICLE VI SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		27

6.1	Discharge of Claims	27
6.2	General Settlement of Claims and Interests	28
6.3	Release of Liens	28
6.4	Releases	28
6.5	Exculpation and Limitation of Liability	29
6.6	Injunction	30

ARTICLE VII PROVISIONS GOVERNING DISTRIBUTIONS		30

7.1	Distributions on Account of Claims Allowed as of the Effective Date	30
7.2	Special Rules for Distributions to Holders of Disputed Claims	31
7.3	Postpetition Interest	31
7.4	Disbursing Agent	31
7.5	Delivery of Distributions	32
7.6	Calculation of Distribution Amounts of New Common Stock	32
7.7	Undeliverable and Unclaimed Distributions	32
7.8	Determination of Allowability of Claims and Rights to Distributions	33
7.9	Timing of Distributions to Holders of Allowed Claims	33
7.10	Application of Distribution Record Date	34
7.11	Withholding and Reporting Requirements	34
7.12	Setoffs	34
7.13	Prepayment	34
7.14	Allocation of Distributions	35
7.15	Estimation of Claims	35
7.16	Adjustment and Resolution of Claims	35

ARTICLE VIII CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		35

8.1	Conditions to Confirmation	35
8.2	Conditions to Effective Date	36
8.3	Waiver of Conditions	37
8.4	Effect of Failure of Conditions	37

ARTICLE IX RETENTION OF JURISDICTION		37

9.1	Scope of Retention of Jurisdiction	37
9.2	Failure of the Bankruptcy Court to Exercise Jurisdiction	38

ARTICLE X MISCELLANEOUS PROVISIONS		39

10.1	Binding Effect and Successors and Assigns	39
10.2	Additional Documents	39
10.3	Releases and Satisfaction of Subordination Rights	39
10.4	Term of Injunctions or Stays	39
10.5	Governing Law	39
10.6	Entire Agreement	39
10.7	Exhibits	40
10.8	Modifications and Amendments	40
10.9	Severability of Plan Provisions	40
10.10	Revocation, Withdrawal, or Non-Consummation	40
10.11	Reservation of Rights	41

ii

10.12	Votes Solicited in Good Faith	41
10.13	Waiver or Estoppel	41
10.14	Notices	41
10.15	Conflicts	43

iii

INTRODUCTION

Rand Logistics, Inc., a company incorporated in the State of Delaware, and certain of its direct and indirect subsidiaries, as debtors and debtors-in-possession, hereby propose this prepackaged plan of reorganization under section 1121(a) of the Bankruptcy Code. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

The Debtors and Lightship Capital LLC, in its capacity as the sole lender under the Second Lien Credit Agreement (defined below), are parties to that certain Restructuring Support Agreement, dated as of November 17, 2017 (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof), pursuant to which, among other things, and subject to certain terms and conditions, Lightship agreed to support a restructuring on the terms of a pre-packaged chapter 11 plan of reorganization as described therein.

Reference is made to that certain Disclosure Statement distributed contemporaneously herewith. Holders of Claims and Interests should refer to the Disclosure Statement for a discussion of the Debtors’ history, business, properties, results of operations, projections for future operations and risk factors, and a summary and analysis of the Plan and certain related matters. Holders of Second Lien Claims should read the Disclosure Statement and Plan in their entirety before voting.

Article I

RULES OF CONSTRUCTION AND DEFINITIONS

1.1	Rules of Construction

(a)                For purposes of the Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms used in the Plan and not otherwise defined in the Plan shall have the meanings ascribed to them in Article 1.2 hereof. Any capitalized term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

(b)                Whenever the context requires, terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

(c)                Any reference in the Plan to (i) a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, or as otherwise specified in this Plan, and (ii) an existing document, exhibit, or other agreement means such document, exhibit, or other agreement as it may be amended, modified, or supplemented from time to time, and as in effect at any relevant point.

(d)                Unless otherwise specified, all references in the Plan to sections, articles, schedules, and exhibits are references to sections, articles, schedules, and exhibits of or to the Plan.

(e)                The words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan.

(f)                 The words “includes” and “including” are not limiting and mean that the things specifically identified are set forth for purposes of illustration, clarity or specificity and do not in any respect qualify, characterize or limit the generality of the class within which such things are included.

(g)                Captions and headings to articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan.

(h)                The rules of construction set forth in Bankruptcy Code section 102 and in the Bankruptcy Rules shall apply.

(i)                 References to a specific article, section, or subsection of any statute, rule, or regulation expressly referenced herein shall, unless otherwise specified, include any amendments to or successor provisions of such article, section, or subsection.

(j)                 In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

1.2	Definitions

(a)                As used in the Plan, capitalized terms have the meanings as set forth below.

1.                   “Administrative Claim” means a Claim for costs and expenses of administration incurred on or after the Petition Date and on or prior to the Effective Date and entitled to priority pursuant to Bankruptcy Code sections 328, 330, 363, 364(c)(1), 365, 503(b), 507(a)(2), 507(b) or 1114(e)(2), including (i) the actual and necessary costs and expenses incurred on or after the Petition Date and on or prior to the Effective Date of preserving the Estates and operating the business of the Debtors (such as wages, salaries or commissions for services, and payments for materials and other services); (ii) Professional Fee Claims; (iii) all fees and charges assessed against the Estates pursuant to sections 1911 through 1930 of chapter 123 of the title 28 of the United States Code, 28 U.S.C. §§1-1401; and (iv) Cure payments for contracts and leases that are assumed under Bankruptcy Code section 365.

2.                   “Administrative Claims Bar Date” means the date that is the 45th day after the Effective Date.

3.                   “Allowed” means, with reference to any Claim or Interest, (i) a Claim or Interest (or a portion thereof) that is neither Disputed, contingent nor unliquidated, and, if filed with the Bankruptcy Court or Claims and Voting Agent, as to which the Debtors or any other party in interest has not filed an objection or requested estimation by the Claims Objection Deadline or such other applicable period of limitation fixed by the Bankruptcy Court; (ii) a Claim or Interest that is allowed (x) pursuant to the Plan, (y) in any stipulation that is approved by the Bankruptcy Court or (z) pursuant to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; (iii) a Claim relating to a rejected Executory Contract or Unexpired Lease that has been allowed by a Final Order; (iv) a Claim that is listed in the Schedules (to the extent the Debtors file Schedules in the Chapter 11 Cases) as liquidated, non-contingent, and undisputed and as to which no objection has been filed; or (v) any other Claim or Interest that has been allowed by a Final Order of the Bankruptcy Court. If a Claim is “Allowed” only in part, references to “Allowed Claims” include and are limited to the portion of such Claim that is Allowed. For the avoidance of doubt, a Claim that is Disputed is not an Allowed Claim.

4.                   “Avoidance Action” means any actual or potential claim or cause of action to avoid a transfer of property of or an obligated incurred by any of the Debtors pursuant to any applicable section of the Bankruptcy Code, including Bankruptcy Code sections 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a), or under similar or related state or federal statutes and common law.

5.                   “Bankruptcy Code” means sections 101 et seq., of title 11 of the United States Code, as now in effect or hereafter amended and applicable to the Chapter 11 Cases.

6.                   “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court as may have jurisdiction over the Chapter 11 Cases or any aspect thereof.

7.                   “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and any local rules of the Bankruptcy Court, as the context may require, as now in effect or hereafter amended and applicable to the Chapter 11 Cases.

8.                   “Bar Date” means any deadline for filing proof of a Claim that arose on or prior to the Petition Date, if any, as established by an order of the Bankruptcy Court or the Plan.

9.                   “Black Creek” means Black Creek Shipping Company, Inc.

10.               “Business Day” means any day, except for Saturdays, Sundays, or any “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

11.               “Canadian Subsidiaries” means, collectively, Lower Lakes Towing, Ltd. and Lower Lakes Ship Repair Company Ltd., each an indirect subsidiary of Rand incorporated under the laws of Canada.

12.               “Cash” means legal tender of the United States or equivalents thereof.

13.               “Cause of Action” means any action, claim (as defined in Bankruptcy Code section 101(5)), cause of action, controversy, demand, right, debt, lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, remedy, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Cause of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to Bankruptcy Code section 362 and any Avoidance Action; and (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in Bankruptcy Code section 558.

14.               “Chapter 11 Cases” means the voluntary cases commenced under chapter 11 of the Bankruptcy Code by the Debtors in the Bankruptcy Court.

15.               “Claim” means a claim (as such term is defined in Bankruptcy Code section 101(5)) against the Debtors, whether or not asserted, known or unknown, arising before or after the Petition Date and specifically including an Administrative Claim.

16.               “Claims and Voting Agent” means Kurtzman Carson Consultants, LLC, or any other entity approved by the Bankruptcy Court to act as the Debtors’ claims and noticing agent pursuant to 28 U.S.C. § 156(c).

17.               “Claims Objection Deadline” means the last day for filing objections to Claims in the Bankruptcy Court, which shall be the latest of (i) 150 days after the Effective Date, (ii) 150 days after a Proof of Claim has been filed with the Bankruptcy Court or Claims and Voting Agent if the Chapter 11 Cases remain pending before the Bankruptcy Court, or (iii) such other later date as is established by order of the Bankruptcy Court.

18.               “Class” means a category of holders of Claims or Interests pursuant to Bankruptcy Code section 1122(a), as described in Article II hereof.

19.               “Company” means, collectively, the Debtors and the Non-Debtor Affiliates.

20.               “Confirmation” means confirmation of the Plan by the Bankruptcy Court pursuant to Bankruptcy Code section 1129.

21.               “Confirmation Date” means the date of entry by the clerk of the Bankruptcy Court of the Confirmation Order.

22.               “Confirmation Hearing” means the hearing to consider Confirmation of the Plan under Bankruptcy Code section 1128, as such hearing may be adjourned or continued from time to time.

23.               “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code section 1129.

24.               “Consummation” means the occurrence of the Effective Date.

25.               “Cure” means, in connection with the assumption of an executory contract or unexpired lease, pursuant to and only to the extent required by Bankruptcy Code section 365(b), (i) the distribution within a reasonable period of time following the Effective Date of Cash or such other property (A) as required under the terms of the applicable executory contract or unexpired lease, (B) other than as required under the terms of the applicable executory contract or unexpired lease, but as may be agreed upon by the counterparties and the Debtors, with the consent of Lightship, or (C) as may be ordered by the Bankruptcy Court; or (ii) the taking of such other actions (x) as required under the terms of the applicable executory contract or unexpired lease, (y) other than as required under the terms of the applicable executory contract or unexpired lease, but as may be agreed upon by the counterparties and the Debtors, with the consent of Lightship, or (z) as may be ordered by the Bankruptcy Court or determined in such manner as the Bankruptcy Court may specify.

26.               “D&O Insurance Policies” means all insurance policies (including the Runoff Endorsements) for current or former directors’, officers’, employees’, attorneys’, other professionals’ and agents’ liability maintained by the Debtors as of the Petition Date or purchased on or before the Petition Date.

27.               “Debtors” means, collectively, (i) Rand, (ii) LLTC, (iii) Grand River, (iv) Black Creek, (v) Rand LL Holdings Corp., (vi) Rand Finance Corp. and (vii) Black Creek Shipping Holding Company, Inc., including in their capacity as debtors in possession in the Chapter 11 Cases pursuant to Bankruptcy Code sections 1107 and 1108.

28.               “DIP Claims” means Claims against the Debtors arising under the DIP Credit Agreement.

29.               “DIP Credit Agreement” means that certain Debtor-in-Possession Credit Agreement by and among LLTC, as borrower, each of the other Debtors and Conneaut Creek Ship Repair Company, Inc., as guarantors, and the DIP Lender.

30.               “DIP Lender” means Lightship.

31.               “DIP Order” means the order entered by the Bankruptcy Court (whether interim or final, as applicable) authorizing the Debtors to enter into and perform under the DIP Credit Agreement.

32.               “Disallowed” means a finding of the Bankruptcy Court in a Final Order or provision of the Plan providing that a Claim shall not be an Allowed Claim.

33.               “Disbursing Agent” means the Reorganized Debtors or any other Person(s) designated by (i) the Debtors on or before the Effective Date with the consent of Lightship or (ii) the Reorganized Debtors in their sole discretion after the Effective Date to serve as a disbursing agent under the Plan, subject to the provisions of Article 7.3 hereof.

34.               “Disclosure Statement” means the disclosure statement (including all exhibits and schedules annexed thereto) prepared and distributed in connection with the solicitation of acceptances or rejections of the Plan in accordance with Bankruptcy Code section 1125 and Bankruptcy Rule 3018 and solicited in accordance with Bankruptcy Code section 1126(b) that relates to this Plan, as such disclosure statement may be or has been amended, modified, or supplemented with the consent of the Debtors and Lightship.

35.               “Disputed” means (i) when used with respect to a Claim, that portion (including, when appropriate, the whole of such Claim) of (x) a Claim as to which (A) the Debtors or the Reorganized Debtors, as applicable, dispute their liability in accordance with applicable law or contract (including, without limitation, by declining to pay the Claim or by issuing a statement or other communication to the claimant or publicly stating that such Claim is disputed, including with respect to the status of such Claim as secured or unsecured), and (B) the liability of the Debtors has not been settled by the Debtors or by the Reorganized Debtors, or has not been determined, resolved, or adjudicated by Final Order; (y) as an alternative to the foregoing, a Claim as to which the Debtors or the Reorganized Debtors, as applicable, have elected to file an objection or a motion for estimation in the Bankruptcy Court and such objection or a motion for estimation has not been settled or withdrawn by the Debtors or by the Reorganized Debtors, or has not been determined, resolved, or adjudicated by Final Order; or (z) a Claim that has been expressly disputed in the Plan; (ii) when used with respect to an Interest, an Interest that is in a name, kind and amount different than as set forth in the records of the Debtors; or (iii) when used with respect to a Claim or Interest, a Claim or Interest that is not yet Allowed.

36.               “Distribution Record Date” means the record date for determining entitlement to receive distributions under the Plan on account of Allowed Claims, which date shall be the Confirmation Date or such other date as designated in an order of the Bankruptcy Court.

37.               “Effective Date” means the Business Day upon which all conditions to the consummation of the Plan as set forth in Article 8.2 hereof have been satisfied or waived as provided in Article 8.3 hereof and the Plan becomes effective.

38.               “Entity” means an “entity” as defined in Bankruptcy Code section 101(15).

39.               “Equity Incentive Program” means the equity incentive program for management and directors of the Reorganized Debtors, the terms of which shall be determined by the New Board.

40.               “Equity Security” means an “equity security” as defined in Bankruptcy Code section 101(16).

41.               “Estates” means the estates of the Debtors in the Chapter 11 Cases, created pursuant to Bankruptcy Code section 541.

42.               “Exculpated Parties” means, collectively, (i) the Debtors and, to the maximum extent permitted by law, the DIP Lender, the Exit Facility Agent, the Exit Facility Lenders, the First Lien Agent, the holders of First Lien Claims, the Second Lien Agent, and the holders of Second Lien Claims, (ii) each of their respective predecessors, successors and assigns, subsidiaries, affiliates, and managed accounts or funds and (iii) each of their respective current and former officers, directors, managers, managing members, principals, shareholders, members, partners, employees, agents, advisors, attorneys, professionals, accountants, investment bankers, consultants and other representatives and such persons’ respective heirs, executors, estates, servants and nominees, in each case in their capacity as such.

43.               “Existing Common Shares” means the approximately 18.6 million publicly traded shares of common stock issued by Rand.

44.               “Existing Preferred Shares” means the approximately 295,000 shares of Series A Convertible Preferred Stock issued by Rand pursuant to the Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock of Rand Logistics, Inc., dated as of August 8, 2006.

45.               “Exit Facility Agent” means Ally Bank, as agent under the Exit Facility Credit Agreement.

46.               “Exit Facility” means a revolving credit facility provided to the Debtors pursuant to the Exit Facility Credit Agreement.

47.               “Exit Facility Credit Agreement” means that certain credit agreement by and among, LLTC, Grand River, Black Creek, certain other Debtors and Non-Debtor affiliates, the Exit Facility Agent and the Exit Facility Lenders, consistent with the Exit Facility Term Sheet and otherwise in form and substance acceptable to the Debtors and Lightship.

48.               “Exit Facility Lenders” means the lenders party to the Exit Facility Credit Agreement.

49.               “Exit Facility Term Sheet” means the term sheet setting forth the material terms and conditions of exit financing attached as Exhibit F to the Disclosure Statement.

50.               “Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Cases or the docket of any such other court, the operation or effect of which has not been stayed, reversed, vacated or amended, and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal, petition for certiorari, or seek review or rehearing or leave to appeal has expired and as to which no appeal, petition for certiorari or petition for review or rehearing was filed or, if filed, remains pending or as to which any right to appeal, leave to appeal, petition for certiorari, reargument, or rehearing shall have been waived in writing by all Persons or Entities possessing such right, or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order shall have been affirmed by the highest court to which such order was appealed, or from which reargument or rehearing was sought or certiorari has been denied, and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Bankruptcy Rules or state law may be filed with respect to such order shall not cause such order not to be a Final Order; provided, further, that the susceptibility of a Claim to a challenge under Bankruptcy Code section 502(j) shall not cause such order not to be a Final Order.

51.               “First Lien Agent” means Bank of America, N.A., in its capacity as agent under the First Lien Credit Agreement.

52.               “First Lien Claims” means Claims against the Debtors (including, for the avoidance of doubt, principal, interest, fees, costs and expenses) arising under the First Lien Credit Agreement.

53.               “First Lien Credit Agreement” means that certain Credit Agreement, dated March 27, 2015, as amended, restated, supplemented or otherwise modified from time to time, among Lower Lakes Towing Ltd., LLTC, Grand River and Black Creek (each as borrower), Black Creek, LLTC, Grand River, Black Creek Shipping Holding Company, Inc., Rand LL Holdings Corp., Rand, Rand Finance Corp. and Lower Lakes Ship Repair Company Ltd. (each as guarantor), the First Lien Agent and the First Lien Lenders.

54.               “First Lien Lenders” means the lenders party to the First Lien Credit Agreement.

55.               “General Unsecured Claim” means a Claim against a Debtor that is neither a Secured Claim nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court. For the avoidance of doubt, General Unsecured Claims shall not include (i) Administrative Claims, (ii) Priority Tax Claims, (iii) DIP Claims, (iv) Other Priority Claims, (v) Other Secured Claims, (vi) Intercompany Claims, (vii) First Lien Claims or (viii) Second Lien Claims.

56.               “Grand River” means Grand River Navigation Company, Inc.

57.               “Holdback Amount” means the aggregate holdback of the Professional Fee Claims billed to the Debtors during the Chapter 11 Cases that are held back pursuant to the applicable order of the Bankruptcy Court.

58.               “Impaired” means, with respect to any Class of Claims or Interests, that such Class of Claims or Interests is impaired within the meaning of Bankruptcy Code section 1124.

59.               “Indemnification Obligation” means any obligation of the Debtors to indemnify, reimburse, or provide contribution pursuant to bylaws, certificates of incorporation, articles of limited partnership, board resolutions or employment contracts or otherwise, to the fullest extent permitted by applicable law.

60.               “Intercompany Claim” means a Claim by a Debtor against another Debtor or a claim by a Non-Debtor Affiliate against a Debtor.

61.               “Interests” means any equity security in a Debtor as such term is defined in Bankruptcy Code section 101(16), including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors together with any options, warrants, calls, subscriptions or other similar rights or other agreements, commitments or outstanding securities obligating any Debtor to issue, transfer or sell any shares of an equity security of the Debtors any time and all rights arising with respect thereto. For the avoidance of doubt, the Interests shall include the Existing Common Shares and the Existing Preferred Shares.

62.               “Jones Act” means, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering, and interpreting such laws, statutes, rules, and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flagged vessels in the U.S. coastwise trade.

63.               “Lien” means a lien as defined in Bankruptcy Code section 101(37).

64.               “Lightship” means Lightship Capital LLC, in its capacity as DIP Lender, Second Lien Agent and/or Second Lien Lender, as applicable.

65.               “LLTC” means Lower Lakes Transportation Company.

66.               “New Board” means the board of directors of the Reorganized Debtors on and after the Effective Date.

67.               “New Bylaws” means, with respect to each applicable Reorganized Debtor, the initial bylaws of each such Entity, in form and substance satisfactory to the Debtors and Lightship, a form of which shall be included in the Plan Supplement.

68.               “New Certificate of Incorporation” means, with respect to each applicable Reorganized Debtor, the initial certificate of incorporation (or other applicable formation document) of each such Entity, in form and substance satisfactory to the Debtors and Lightship, a form of which shall be included in the Plan Supplement.

69.               “New Common Stock” means the new common stock, par value of $0.01 per share, of Reorganized Rand, authorized and issued pursuant to the Plan and the New Corporate Governance Documents.

70.               “New Corporate Governance Documents” means the New Certificates of Incorporation and the New Bylaws.

71.               “Non-Debtor Affiliate” means, any Affiliate of the Debtors that is not a debtor in possession in the Chapter 11 Cases pursuant to Bankruptcy Code sections 1107 and 1108, including: Lower Lakes Towing, Ltd.; Lower Lakes Ship Repair Company, Ltd.; and Conneaut Creek Ship Repair Co., Inc.

72.               “Ordinary Course Professionals Order” means any order of the Bankruptcy Court permitting the Debtors to retain certain professionals in the ordinary course of their business.

73.               “Other Priority Claim” means a Claim against the Debtors entitled to priority pursuant to Bankruptcy Code section 507(a), other than a Priority Tax Claim or an Administrative Claim.

74.               “Other Secured Claim” means any Secured Claim, other than: (i) a DIP Claim; (ii) a First Lien Claim; or (iii) a Second Lien Claim.

75.               “Person” means any person, individual, firm, partnership, corporation, trust, association, company, limited liability company, joint stock company, joint venture, governmental unit, or other entity or enterprise.

76.               “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

77.               “Plan” means this plan of reorganization under chapter 11 of the Bankruptcy Code, and all implementing documents contained in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time with the consent of the Debtors and Lightship.

78.               “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan to be filed by the Debtors no later than ten (10) days prior to the Confirmation Hearing (as may be amended, modified, or supplemented with the consent of the Debtors and Lightship), which is incorporated herein by reference and may be filed in parts pursuant to Article 4.11 hereof, containing, without limitation, (i) the Schedule of Assumed Contracts, (ii) the Exit Facility Credit Agreement, (iii) the Retained Causes of Action, (iv) the form of New Corporate Governance Documents for Rand, and (v) a description of any changes to the corporate structure of the Reorganized Debtors to be effectuated through the Plan as determined by the Debtors and Lightship to maximize the tax (and any other) benefits of the restructuring contemplated hereunder.

79.               “Priority Tax Claim” means a Claim that is entitled to priority pursuant to Bankruptcy Code section 507(a)(8).

80.               “Pro Rata” means the proportion of the amount of an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in that Class, unless the Plan provides otherwise.

81.               “Professional” means any professional (a) retained in the Chapter 11 Cases by order of the Bankruptcy Court in connection with the Chapter 11 Cases pursuant to Bankruptcy Code sections 327, 328, 330, 363, or 1103 and to be compensated for services rendered prior to the Effective Date, pursuant to Bankruptcy Code sections 327, 328, 329, 330, 331 and 363 or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to Bankruptcy Code section 503(b)(4), in each case excluding any of the Debtors’ ordinary course professionals whose retentions are approved pursuant to the Ordinary Course Professionals Order.

82.               “Professional Fee Claim” means a Claim for professional services rendered or costs incurred on or after the Petition Date and on or prior to the Effective Date by a Professional, subject to the applicable order of the Bankruptcy Court, including, but not limited to, any order establishing procedures for interim compensation and the reimbursement of expenses of Professionals.

83.               “Proof of Claim” means a Proof of Claim filed with the Bankruptcy Court or the Claims and Voting Agent in connection with the Chapter 11 Cases in accordance with the procedures established by the Bankruptcy Court.

84.               “Rand” means Rand Logistics, Inc., a company incorporated in the State of Delaware.

85.               “Reinstated” means (i) leaving unaltered the legal, equitable, and contractual rights to which the holder of a Claim or Interest is entitled so as to leave such Claim or Interest Unimpaired in accordance with Bankruptcy Code section 1124; or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default, (v) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Bankruptcy Code section 365(b)(2), or of a kind that section 365(b)(2) does not require to be cured, (w) reinstating the maturity of such Claim or Interest as such maturity existed before such default, (x) compensating the holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, (y) if such Claim or Interest arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to Bankruptcy Code section 365(b)(1)(A), compensating the holder of such Claim or Interest (other than the Debtors or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure, and (z) not otherwise altering the legal, equitable, or contractual rights to which the holder of such Claim or Interest is entitled; provided, however, that any Claim that is Reinstated under the Plan shall be subject to all limitations set forth in the Bankruptcy Code, including, in particular, sections 502 and 510.

86.               “Rejection Damages Claim” means a Claim arising from the Debtors’ rejection of an executory contract or unexpired lease, which Claim shall be limited in amount by any applicable provision of the Bankruptcy Code, including, without limitation, Bankruptcy Code section 502, subsection 502(b)(6) thereof with respect to a Claim of a lessor for damages resulting from the rejection of a lease of real property, subsection 502(b)(7) thereof with respect to a Claim of an employee for damages resulting from the rejection of an employment contract, or any other subsection thereof.

87.               “Released Parties” means, collectively, (i) the Debtors, the DIP Lender, the Exit Facility Agent, the Exit Facility Lenders, the First Lien Agent, the holders of First Lien Claims, the Second Lien Agent, and the holders of Second Lien Claims and (ii) each of their respective current and former managed and controlled affiliates, subsidiaries, officers, directors, managers, managing members, principals, shareholders, members, partners, employees, agents, advisors, attorneys, professionals, accountants, investment bankers, consultants and other representatives and such persons’ respective heirs, executors, estates, servants and nominees, in each case in their capacity as such.

88.               “Reorganized Debtors” means the Debtors or their successors, by merger, consolidation or otherwise, on or after the Effective Date.

89.               “Reorganized Rand” means the Debtor Rand, as reorganized under and pursuant to the Plan, on or after the Effective Date.

90.               “Retained Causes of Action” means a list of retained Causes of Action which shall be acceptable to the Debtors and Lightship and filed as part of the Plan Supplement.

91.               “RSA” means that certain Restructuring Support Agreement, dated as of November 17, 2017 (as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof), between the Debtors and Lightship and any subsequent Person or Entity that becomes a party thereto and all exhibits and schedules thereto.

92.               “Runoff Endorsements” means the runoff endorsements to the existing insurance policies extending coverage for current and former directors, officers, employees, attorneys, other professionals and agents of each of the Debtors for a six-year period after the Effective Date for covered liabilities arising from activities occurring prior to the Effective Date.

93.               “Schedule of Assumed Contracts” means a schedule of executory contracts and unexpired leases to be assumed pursuant to Bankruptcy Code section 365 in form and substance acceptable to the Debtors and Lightship.

94.               “Schedules” means, to the extent the Bankruptcy Court has not waived the requirement to file the Schedules, the schedules of assets and liabilities filed with the Bankruptcy Court by the Debtors, including any amendments or supplements thereto.

95.               “Second Lien Agent” means Lightship, in its capacity as successor agent under the Second Lien Credit Agreement.

96.               “Second Lien Claims” means Claims against the Debtors (including, for the avoidance of doubt, principal, interest (including any PIK interest), fees, costs and expenses) arising under the Second Lien Credit Agreement.

97.               “Second Lien Credit Agreement” means that certain Term Loan Credit Agreement, dated March 11, 2014, as amended, restated, supplemented or otherwise modified from time to time, between and among Lower Lakes Towing Ltd., LLTC, Grand River and Black Creek (each as borrower), Black Creek, LLTC, Grand River, Rand LL Holdings Corp., Rand, Rand Finance Corp., Black Creek Shipping Holding Company, Inc. and Lower Lakes Ship Repair Company Ltd. (each as guarantor), the Second Lien Agent, and the lenders party thereto.

98.               “Second Lien Lender” means Lightship, as the sole lender under the Second Lien Credit Agreement.

99.               “Secured Claim” means a Claim (i) that is secured by a Lien on property of the Debtors in which the Estates have an interest, which Lien is valid, perfected, and enforceable under applicable law and not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law, or a Claim that is subject to a valid right of setoff; and (ii) to the extent of the value of the holder’s interest in the collateral that secures payment of the Claim or in the Estates’ interest in such property or to the extent of the amount subject to a valid right of setoff, as applicable.

100.           “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, together with the rules and regulations promulgated thereunder, as amended.

101.           “Transfer” means to sell, transfer, loan, issue, pledge, hypothecate, assign or otherwise dispose of, directly or indirectly, in whole or in part.

102.           “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim to a holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ request for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

103.           “U.S. Citizen” means an Entity that is a citizen of the United States within the meaning of the Jones Act, eligible and qualified to own and operate U.S.-flagged vessels in the U.S. coastwise trade.

104.           “Unimpaired” means, with respect to any Class of Claims or Interests, that such Class of Claims or Interests is not Impaired under the Plan within the meaning of Bankruptcy Code section 1124.

Article II

ADMINISTRATIVE CLAIMS, PROFESSIONAL FEE CLAIMS, PRIORITY TAX CLAIMS, STATUTORY FEES AND DIP CLAIMS

In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims, Professional Fee Claims, Priority Tax Claims, statutory fees and DIP Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III and the holders thereof are not entitled to vote on the Plan.

2.1	Administrative Claims (other than Professional Fee Claims)

With respect to each Allowed Administrative Claim other than a Professional Fee Claim, the holder of each such Allowed Administrative Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, (A) Cash equal to the unpaid portion of such Allowed Administrative Claim or (B) such different treatment as to which such holder and the Debtors, with the consent of Lightship, or the Reorganized Debtors, as applicable, shall have agreed upon in writing, either (i) on the Effective Date, (ii) if the Administrative Claim is not Allowed as of the Effective Date, by the first Business Day after the date that is thirty (30) calendar days or as soon as practicable thereafter after the date on which such Administrative Claim becomes an Allowed Claim, or (iii) if the Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases, pursuant to terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim, without any further action by the holders of such Allowed Administrative Claim.

Requests for payment of Administrative Claims (other than Professional Fee Claims) must be filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of occurrence of the Effective Date no later than the Administrative Claims Bar Date. Holders of Administrative Claims (other than Professional Fee Claims) that are required to, but do not, file and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors or the Reorganized Debtors or their property, and such Administrative Claims shall be deemed discharged as of the Effective Date.

Objections to such requests, if any, must be filed and served on the Reorganized Debtors and the requesting party no later than the 75th day after the Effective Date. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim previously Allowed by Final Order, including all Administrative Claims expressly Allowed under this Plan.

2.2	Professional Fee Claims

On the later of (i) the Effective Date and (ii) the date the Bankruptcy Court enters an order approving the fee applications of the applicable Professional, the Debtors shall pay all amounts owing to the Professionals for all unpaid Professional Fee Claims relating to prior periods and for the period ending on the Effective Date, subject to the applicable Holdback Amount. Each Professional shall estimate its Professional Fee Claims due for periods that have not been billed as of the Effective Date. On or prior to sixty (60) days after the Effective Date, each Professional shall file with the Bankruptcy Court its final fee application seeking final approval of all fees and expenses from the Petition Date through the Effective Date; provided that the Reorganized Debtors may pay retained Professionals or other Entities in the ordinary course of business after the Effective Date, without further Bankruptcy Court order. Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party no later than twenty (20) days after such Professional Fee Claim is filed with the Bankruptcy Court. To the extent necessary, the Plan and the Confirmation Order shall amend and supersede any previously entered order regarding the payment of Professional Fee Claims. Within ten (10) days after entry of a Final Order with respect to its final fee application, each Professional shall remit any overpayment to the Reorganized Debtors, and the Reorganized Debtors shall pay any unpaid amounts to each Professional.

2.3	Priority Tax Claims

Each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, as shall have been determined by the Debtors, with the consent of Lightship, or by the Reorganized Debtors either (i) on or as soon as reasonably practicable after the Effective Date or the date on which such Priority Tax Claim becomes Allowed, Cash equal to the due and unpaid portion of such Allowed Priority Tax Claim, (ii) treatment in a manner consistent with Bankruptcy Code section 1129(a)(9)(C), or (iii) such different treatment as to which such holder and the Debtors, with the consent of Lightship, or the Reorganized Debtors, as applicable, shall have agreed upon in writing.

2.4	Payment of Statutory Fees

All quarterly fees payable pursuant to section 1930 of title 28 of the United States Code prior to the Effective Date shall be paid by the Debtors on or before the Effective Date. All such fees payable after the Effective Date shall be paid by the Reorganized Debtors as and when due, until such time as the Chapter 11 Cases are closed, dismissed or converted.

2.5	DIP Claims

On the Effective Date, the DIP Claims will be deemed Allowed in full and, on the Effective Date, in full satisfaction, settlement, release, and discharge of, and in exchange for such DIP Claims, each holder of a DIP Claim shall receive (i) payment in full in Cash from the proceeds of the Exit Facility or (ii) such other treatment as required under the DIP Order and as to which such holder and the Debtors, with the consent of Lightship, or the Reorganized Debtors, as applicable, shall have agreed upon in writing.

Article III

CLASSIFICATION OF CLAIMS AND INTERESTS

3.1	Introduction

A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date. A Claim or Interest may be and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

3.2	Summary of Classification and Treatment

This Plan constitutes a separate sub-plan for each of the eight Debtors, each of which shall include the classifications set forth below. Except for the Claims addressed in Article II above, all Claims and Interests against a particular Debtor are placed in classes for each of the Debtors. To the extent that there are no Allowed Claims or Interests in a Class with respect to a particular Debtor, such Class is deemed to be omitted with respect to such Debtor.

Below is a chart identifying Classes of Claims and Interests, a description of whether each Class is Impaired, and each Class’s voting rights with respect to the Plan.

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	First Lien Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 4	Second Lien Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 6	Intercompany Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 7	Existing Preferred Shares of Rand	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 8	Existing Common Shares of Rand	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 9	Interests in Debtors other than Rand	Unimpaired	Not Entitled to Vote (Deemed to Accept)

3.3	Treatment of Claims and Interests

(a)	Class 1: Other Priority Claims

(i)                 Classification: Class 1 consists of Other Priority Claims against each Debtor.

(ii)               Treatment: On the later to occur of (i) the Effective Date and (ii) the date on which such Other Priority Claim becomes Allowed, each holder of an Allowed Other Priority Claim shall, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Other Priority Claim, either: (a) be paid in full in Cash, (b) receive treatment that otherwise renders the holder of such Allowed Other Priority Claim Unimpaired or (c) receive such other treatment as may be agreed by the holder of such Allowed Other Priority Claim and the Debtors, with the consent of Lightship, or the Reorganized Debtors, as applicable.

(iii)             Voting: Class 1 is Unimpaired under the Plan. Each holder of an Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, holders of Other Priority Claims are not entitled to vote to accept or reject the Plan.

(b)	Class 2: Other Secured Claims

(i)                 Classification: Class 2 consists of Other Secured Claims against each Debtor.

(ii)               Treatment: On the later to occur of (i) the Effective Date and (ii) the date on which such Other Secured Claim becomes Allowed, each holder of an Allowed Other Secured Claim shall, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Other Secured Claim, either: (a) be paid in full in Cash (including the payment of any interest required to be paid under Bankruptcy Code section 506(b)), (b) receive delivery of collateral securing such Allowed Other Secured Claim, (c) receive treatment that otherwise renders the holder of such Allowed Other Secured Claim Unimpaired, or (d) or receive such other treatment as may be agreed by the holder of such Allowed Other Secured Claim and the Debtors, with the consent of Lightship, or the Reorganized Debtors, as applicable.

(iii)             Voting: Class 2 is Unimpaired under the Plan. Each holder of an Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

(c)	Class 3: First Lien Claims

(i)                 Classification: Class 3 consists of First Lien Claims against each Debtor.

(ii)               Treatment: The First Lien Claims will be deemed Allowed in an amount consistent with the terms of the First Lien Credit Agreement and either (x) agreed to by the First Lien Agent, the Second Lien Agent, and the Debtors or (y) otherwise ordered by the Bankruptcy Court on or before the Confirmation Hearing. On the Effective Date, each holder of an Allowed First Lien Claim shall, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed First Lien Claim, either: (a) be paid in full in Cash or (b) receive such other treatment as may be agreed by the holder of such Allowed First Lien Claim and the Debtors, with the consent of Lightship, or the Reorganized Debtors, as applicable.

(iii)             Voting: Class 3 is Unimpaired under the Plan. Each holder of a First Lien Claim is conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, holders of First Lien Claims are not entitled to vote to accept or reject the Plan

(d)	Class 4: Second Lien Claims

(i)                 Classification: Class 4 consists of Second Lien Claims against each Debtor.

(ii)               Treatment: The Second Lien Claims will be deemed Allowed in an amount consistent with the terms of the Second Lien Credit Agreement and either (x) agreed to by the First Lien Agent, the Second Lien Agent, and the Debtors or (y) otherwise ordered by the Bankruptcy Court on or before the Confirmation Hearing. On the Effective Date, each holder of an Allowed Second Lien Claim shall, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed Second Lien Claim, receive its Pro Rata share of 100% of the New Common Stock, subject to dilution on account of the Equity Incentive Program. Notwithstanding anything to the contrary herein, the distribution of New Common Stock to Lightship, as a holder of Second Lien Claims, will be made to an affiliate of Lightship formed to maintain the Debtors’ compliance with the Jones Act following such distribution.

(iii)             Voting: Class 4 is Impaired under the Plan. The holders of Second Lien Claims will be Impaired under the Plan and thus entitled to vote to accept or reject the Plan.

(e)	Class 5: General Unsecured Claims

(i)                 Classification: Class 5 consists of General Unsecured Claims against each Debtor.

(ii)               Treatment: Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, in full satisfaction, settlement, release, and discharge of, and in exchange for such Allowed General Unsecured Claim, each holder of an Allowed General Unsecured Claim shall, to the extent such holder’s Allowed General Unsecured Claim has not been previously paid in the ordinary course of business pursuant to an order of the Bankruptcy Court, or otherwise, at the option of the Debtors, with the consent of Lightship: (i) if such Allowed General Unsecured Claim is due and payable on or before the Effective Date, receive payment in full, in Cash, of the unpaid portion of its Allowed General Unsecured Claim on the Effective Date, (ii) if such Allowed General Unsecured Claim is not due and payable before the Effective Date, be Reinstated or (iii) receive treatment that otherwise renders the holder of such Allowed General Unsecured Claim Unimpaired.

(iii)             Voting: Class 5 is Unimpaired under the Plan. Each holder of a General Unsecured Claim is conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, holders of General Unsecured Claims are not entitled to vote to accept or reject the Plan.

(f)	Class 6: Intercompany Claims

(i)                 Classification: Class 6 consists of Intercompany Claims.

(ii)               Treatment: In full satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Intercompany Claim, on the Effective Date, such Allowed Intercompany Claim shall be adjusted, reinstated, discharged, or otherwise settled, in each instance as may be determined by the Debtors, with the consent of Lightship, or the Reorganized Debtors, as applicable.

(iii)             Voting: Class 6 is Unimpaired under the Plan. Each holder of an Intercompany Claim is conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

(g)	Class 7: Existing Preferred Shares of Rand

(i)                 Classification: Class 7 consists of the Existing Preferred Shares of Rand.

(ii)               Treatment: In full satisfaction, settlement, release, and discharge of, and in exchange for Existing Preferred Shares, on the Effective Date all Existing Preferred Shares shall be cancelled and of no further force and effect, whether surrendered for cancellation or otherwise and the holders thereof shall not receive or retain any distribution on account of their Existing Preferred Shares.

(iii)             Voting: Class 7 is Impaired under the Plan. Each holder of Existing Preferred Shares is deemed to reject the Plan pursuant to Bankruptcy Code section 1126(g). Therefore, holders of Existing Preferred Shares are not entitled to vote to accept or reject the Plan.

(h)	Class 8: Existing Common Shares of Rand

(i)                 Classification: Class 8 consists of Existing Common Shares.

(ii)               Treatment: In full satisfaction, settlement, release, and discharge of, and in exchange for Existing Common Shares, on the Effective Date all such Existing Common Shares shall be cancelled and of no further force and effect, whether surrendered for cancellation or otherwise and the holders thereof shall not receive or retain any distribution on account of their Existing Common Shares.

(iii)             Voting: Class 8 is Impaired under the Plan. Each holder of Existing Common Shares is deemed to reject the Plan pursuant to Bankruptcy Code section 1126(g). Therefore, such holders are not entitled to vote to accept or reject the Plan.

(i)	Class 9: Interests in Debtors other than Rand

(i)                 Classification: Class 9 consists of all Interests in the Debtors other than Rand.

(ii)               Treatment: On the Effective Date, all Interests in the Debtors other than Rand shall be unaffected and the holders thereof shall retain all legal, equitable and contractual rights to which holders of such Interests are otherwise entitled.

(iii)             Voting: Class 9 is Unimpaired under the Plan. Each holder of Interests of the Debtors other than Rand is deemed to accept the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, such holders are not entitled to vote to accept or reject the Plan.

3.4	Acceptance by an Impaired Class

In accordance with Bankruptcy Code section 1126(c), and except as provided in Bankruptcy Code section 1126(e), Class 4 shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (½) in number of Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

3.5	Presumed Acceptances by Unimpaired Classes

Claims and Interests in Classes 1, 2, 3, 5, 6 and 9 are Unimpaired under the Plan. Under Bankruptcy Code section 1126(f), holders of such Unimpaired Claims and Interests are conclusively presumed to have accepted the Plan, and the votes of such Unimpaired Claim and Interest holders shall not be solicited.

3.6	Presumed Rejections by Impaired Classes

Interests in Classes 7 and 8 are Impaired under the Plan and are not receiving any property under the Plan. Under Bankruptcy Code section 1126(g), holders of such Impaired Claims and Interests are conclusively presumed to have rejected the Plan, and the votes of such Impaired Claim and Interest holders shall not be solicited.

3.7	Confirmation Pursuant to Bankruptcy Code Section 1129(b)

The Debtors intend to request Confirmation of the Plan under Bankruptcy Code section 1129(b) with respect to any Impaired Class that has not accepted or is deemed to have rejected the Plan pursuant to Bankruptcy Code section 1126.

3.8	Special Provision Regarding Unimpaired and Reinstated Claims

Except as otherwise specifically provided in the Plan, nothing herein shall be deemed to affect, diminish, or impair the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Reinstated Claim or Unimpaired Claim, including, but not limited to, legal and equitable defenses to setoffs or recoupment against Reinstated Claims or Unimpaired Claims. Except as otherwise specifically provided in the Plan, nothing herein shall be deemed to be a waiver of or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Petition Date against, or with respect to, any Claim left Unimpaired by the Plan. Except as otherwise specifically provided in the Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses which the Debtors had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights with respect to any Reinstated Claim or Claim left Unimpaired by the Plan may be asserted by the Reorganized Debtors after the Confirmation Date and the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

3.9	Subordinated Claims and Reservation of Rights Regarding Claims and Interests

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, Bankruptcy Code section 510(b), or otherwise. Pursuant to Bankruptcy Code section 510, the Debtors reserve the right to re-classify any Allowed Claim (other than First Lien Claims and Second Lien Claims) in accordance with any contractual, legal or equitable subordination rights relating thereto, including with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

Article IV

MEANS FOR IMPLEMENTATION OF THE PLAN

4.1	Transactions Effective as of the Effective Date

The transactions contemplated by the Plan shall be approved and effective as of the Effective Date without the need for any further state or local regulatory approvals or approvals by any non-Debtor parties, and without any requirement for further action by the Debtors, their board of directors, or their stockholders, or any other person or entity.

4.2	Operations Between the Confirmation Date and Effective Date

During the period from the Confirmation Date through and until the Effective Date, the Debtors may continue to operate their business as debtors in possession, subject to all applicable orders of the Bankruptcy Court, including the DIP Order, and any limitations set forth in the RSA.

4.3	Continued Corporate Existence

Each of the Reorganized Debtors shall continue to exist as of and after the Effective Date as a legal entity, in accordance with the applicable laws of the State of Delaware or any other state or province under the laws of which such Reorganized Debtor was organized and pursuant to the New Corporate Governance Documents. The Reorganized Debtors reserve the right to change their names, with any such name change to be mutually acceptable to the Debtors and Lightship, to be announced in the Plan Supplement and to be effective upon the Effective Date.

4.4	Certificates of Incorporation and Bylaws

The certificates of incorporation and bylaws of the applicable Debtors shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, a provision prohibiting the issuance of non-voting Equity Securities, but only to the extent required by Bankruptcy Code section 1123(a)(6) and limited as necessary to facilitate compliance with applicable non-bankruptcy federal laws. The New Certificate of Incorporation and the New Bylaws for Rand shall be in substantially the form of such documents included in the Plan Supplement and shall be in full force and effect as of the Effective Date.

4.5	Plan Distributions and Working Capital

(a)                Cash on Hand

All Cash consideration necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments or distributions pursuant hereto shall be obtained from Cash on hand, including Cash derived from business operations and loans under the First Lien Credit Agreement, the DIP Credit Agreement and the Exit Facility Credit Agreement.

(b)                Exit Facility

The post-Effective Date operations of the Reorganized Debtors shall be funded with Cash on hand, revenue from its continued operations, and proceeds of the Exit Facility. Without further notice to or order or other approval of the Bankruptcy Court (other than the Confirmation Order), act or action under applicable law, regulation, order or rule, the Reorganized Debtors shall be authorized to (i) enter into the Exit Facility, (ii) grant any Liens and security interests and incur the indebtedness as required under, and in accordance with the terms and conditions of, the Exit Facility, and (iii) issue, execute and deliver all documents, instruments and agreements necessary or appropriate to implement and effectuate all obligations under the Exit Facility, with each of the foregoing being acceptable to Lightship, and to take all other actions necessary to implement and effectuate borrowings under the Exit Facility. On the Effective Date, the Exit Facility, together with new promissory notes, if any, evidencing obligations of the Reorganized Debtors thereunder, and all other documents, instruments, and agreements to be entered into, delivered, or confirmed thereunder on the Effective Date, shall become effective. The new promissory notes issued pursuant to the Exit Facility and all obligations under the Exit Facility and related documents shall be paid as set forth in the Exit Facility and related documents.

The Exit Facility Credit Agreement shall constitute a legal, valid, binding and authorized obligation of the Reorganized Debtors, and shall be enforceable in accordance with its terms. The financial accommodations to be extended thereunder are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Facility (i) shall be deemed to be approved, (ii) shall be legal, binding and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Credit Agreement, (iii) shall be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Facility Credit Agreement, and (iv) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.

The persons or entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order).

Notwithstanding anything to the contrary in this Plan, the Bankruptcy Court shall not have jurisdiction over any matters first arising under the Exit Facility after the Effective Date.

(c)                Authorization and Issuance of the New Common Stock

On the Effective Date, Reorganized Rand shall be authorized to issue, without need for any further action, and distribute the New Common Stock consistent with the Plan. In order for the Reorganized Rand to continue to be in compliance with the Jones Act, in no event shall non-U.S. Citizens in the aggregate own more than twenty-four percent (24%) of the total number of shares of New Common Stock to be outstanding as of the Effective Date. On the Effective Date, 10% of the New Common Stock (on a fully diluted basis) issued under the Plan shall be reserved for issuance of equity or equity-based awards in connection with the Equity Incentive Program. The terms of the Equity Incentive Program shall be determined by the New Board and any awards thereunder shall be determined by the New Board in its sole discretion. The Second Lien Claims will be deemed allowed in full and cancelled in exchange for 100% of the New Common Stock, subject to dilution on account of the Equity Incentive Program. The issuance and distribution of the New Common Stock pursuant to this Plan shall be exempt from registration under applicable securities laws pursuant to Bankruptcy Code section 1145(a).

4.6	Cancellation of Securities and Agreements

On the Effective Date, except as otherwise specifically provided for in the Plan: (i) the obligations of the Debtors under any note, bond, indenture, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of the Debtors in connection with the Second Lien Claims, the Existing Preferred Shares, and Interests in Rand (including Existing Common Shares), shall be cancelled, terminated and of no further force or effect, without further act or action, and as to the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; and (ii) the obligations of the Debtors pursuant, relating, or pertaining to any, indentures or similar documents governing the notes, bonds, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors in connection with the Second Lien Claims the Existing Preferred Shares, and Interests in Rand (including Existing Common Shares) shall be released and discharged.

Notwithstanding the foregoing paragraph, (i) the First Lien Credit Agreement shall continue in effect for the limited purpose of (a) allowing the First Lien Agent to make any distributions on account of the First Lien Claims pursuant to the terms of this Plan, to perform such other necessary administrative or other functions with respect thereto, and for the First Lien Agent to have the benefit of all the rights and protections and other provisions of the First Lien Credit Agreement vis-à-vis the holders of the First Lien Claims, and (b) permitting the First Lien Agent to assert any right to indemnification, contribution, or other claim it may have under the First Lien Credit Agreement, subject to any and all defenses any party may have under the Plan or applicable law to any such asserted rights or claims and (ii) the Second Lien Credit Agreement shall continue in effect for the limited purpose of (a) allowing the Second Lien Agent to make any distributions on account of the Second Lien Claims pursuant to the terms of this Plan, to perform such other necessary administrative or other functions with respect thereto, and for the Second Lien Agent to have the benefit of all the rights and protections and other provisions of the Second Lien Credit Agreement vis-à-vis the holders of the Second Lien Claims, and (b) permitting the Second Lien Agent to assert any right to indemnification, contribution, or other claim it may have under the Second Lien Credit Agreement, subject to any and all defenses any party may have under the Plan or applicable law to any such asserted rights or claims.

4.7	Directors and Officers of the Reorganized Debtors

Upon the Effective Date, the Debtors’ respective board of directors and officers shall be deemed to have resigned and shall be replaced by the New Board. After the Effective Date, the officers of each of the Reorganized Debtors shall be appointed in accordance with the respective New Corporate Governing Documents. In accordance with section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in the Plan Supplement or otherwise on or before the Confirmation Hearing the identity and affiliations of each person proposed to be an officer or to serve on the initial board of directors of any of the Reorganized Debtors. To the extent any such director or officer of the Reorganized Debtors is an “insider” within the meaning of the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Upon and after the Effective Date, the New Board shall serve in accordance with the New Corporate Governance Documents, subject to compliance with the Jones Act (such that the Reorganized Rand shall at all times be a U.S. Citizen eligible and qualified to own and operate U.S.-flagged vessels in the U.S. coastwise trade).

4.8	Revesting of Assets

Except as otherwise provided herein, the property of the Debtors’ Estates, together with any property of the Debtors that is not property of their Estates and that is not specifically disposed of pursuant to the Plan, shall revest in the Reorganized Debtors on the Effective Date. Thereafter, the Reorganized Debtors may operate their business and may use, acquire and dispose of such property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court. Except as specifically provided in the Plan or the Confirmation Order, as of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all Claims and Interests, and all Liens with respect thereto.

4.9	Existing Indemnification Obligations; D&O Insurance Policies

(a)                All Indemnification Obligations currently in place for the current and former directors, officers, employees, attorneys, other professionals and agents of each of the Debtors and such current and former directors’ and officers’ respective affiliates shall be continuing obligations of the Reorganized Debtors solely to the extent necessary to permit coverage of all such persons under any Runoff Endorsements; provided that in no event shall any such claim for indemnity be recoverable from the Reorganized Debtors as opposed to under such Runoff Endorsements. The New Corporate Governance Documents shall include provisions to give effect to the foregoing.

(b)                D&O Insurance Policies will continue in place for the directors and officers of the Debtors during the Chapter 11 Cases on existing terms. After the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any D&O Insurance Policies (including the Runoff Endorsements) then in effect. Directors and officers of the Reorganized Debtors shall be indemnified by the Reorganized Debtors as provided in the New Corporate Governance Documents and new D&O insurance policies to be obtained by or on behalf of the Reorganized Debtors with the consent of Lightship. Any modifications, amendments or the procuring of insurance for current or former directors, officers, employees, attorneys other professionals and agents of the Debtors or the Reorganized Debtors, as applicable, shall require the consent of Lightship.

4.10	Exemption from Certain Transfer Taxes

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any entity pursuant to, in contemplation of, or in connection with this Plan or pursuant to: (i) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors; (ii) the creation, modification, consolidation, or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (iii) the making, assignment, or recording of any lease or sublease; or (iv) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to this Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

4.11	Corporate Action; Effectuating Documents

(a)                On the Effective Date, the adoption and filing of the New Corporate Governance Documents and all actions contemplated by the Plan shall be authorized and approved in all respects pursuant to the Plan. All matters provided for herein or therein involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors, and shall be fully authorized pursuant to applicable state law.

(b)                Any chief executive officer, president, chief financial officer, senior vice president, vice president, general counsel, secretary or other appropriate officer of the Reorganized Debtors shall be authorized to execute, deliver, file, or record the documents included in the Plan Supplement and such other contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Any secretary or assistant secretary of the Reorganized Debtors shall be authorized to certify or attest to any of the foregoing actions. All of the foregoing is authorized without the need for any required approvals, authorizations, or consents except for express consents required under the Plan.

4.12	Plan Supplement

The Plan Supplement may be filed in parts either contemporaneously with the filing of the Plan or from time to time thereafter, but in no event later than ten (10) days prior to the Confirmation Hearing. The Plan Supplement shall be incorporated into the Plan by reference and is a part of the Plan as if set forth in full herein. The Debtors shall file and serve a notice of Plan Supplement on its creditor matrix informing parties that (i) the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal business hours, (ii) the Plan Supplement will be available for inspection on (a) the website maintained by the Claims and Voting Agent: http://www.kccllc.net/Rand, and (b) the Bankruptcy Court’s website: http://www.deb.uscourts.gov, and (iii) holders of Claims or Interests may obtain a copy of any document included in the Plan Supplement upon written request in accordance with Article 10.14 hereof.

4.13	Preservation of Retained Causes of Action

In accordance with Bankruptcy Code section 1123(b), and except as otherwise provided in Article 6.4(a) or elsewhere in this Plan or the Confirmation Order, or in any contract, instrument, release, or other agreement entered into in connection with the Plan, after the Effective Date, the Reorganized Debtors shall retain any and all rights to commence, pursue, litigate or settle, as appropriate, any and all Retained Causes of Action, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding filed in the Chapter 11 Cases. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates may, in their sole and absolute discretion, and will have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any claims or Causes of Action that are not released pursuant to this Plan without notice to or approval from the Bankruptcy Court. The Reorganized Debtors may pursue such retained claims, rights or Causes of Action, suits, or proceedings, but, for the avoidance of doubt, not any claims released pursuant to this Plan.

Unless a Cause of Action against a holder of a Claim or an Interest or other Entity is (A) expressly waived, relinquished, released, compromised or settled in this Plan or any Final Order (including, without limitation, the Confirmation Order), or (B) subject to the bar order and injunction provisions in Article 6.6 of this Plan and the Confirmation Order, the Debtors expressly reserve such Cause of Action for later adjudication (including, without limitation, all Causes of Action not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist and all Retained Causes of Action) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches will apply to such Causes of Action upon or after the Confirmation of the Plan or the Effective Date of the Plan based on the Plan or the Confirmation Order. No Entity or Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them.

4.14	Fees and Expenses of Lightship and the First Lien Agent

On the Effective Date, the Debtors shall pay in Cash in full any and all unpaid reasonable and documented fees and expenses of Lightship (including, without limitation, all reasonable and documented fees, costs and expenses of Lightship’s professional and financial advisors) without the need for any such party to file an application or otherwise seek Bankruptcy Court approval for such payment. The reimbursement of Lightship’s professionals and advisors shall be limited to: (i) White & Case LLP, (ii) Houlihan Lokey Capital Inc., (iii) Stikeman Elliot LLP, (iv) Seward & Kissel LLP, (v) Kieselstein Law Firm, PLLC, (vi) RSM US LLP, and (vii) Fox Rothschild LLP, in each case incurred in connection with the Chapter 11 Cases prior to the Effective Date.

On the Effective Date, the Debtors shall pay in Cash in full any and all unpaid reasonable and documented fees and expenses of the First Lien Agent (including, without limitation, all reasonable and documented fees, costs and expenses of the First Lien Agent’s professional and financial advisors) owed under the First Lien Credit Agreement without the need for any such party to file an application or otherwise seek Bankruptcy Court approval for such payment.

4.15	Canadian Subsidiaries

The Canadian Subsidiaries are not Debtors in these Chapter 11 Cases. Upon Consummation of the Plan, (i) all claims against the Canadian Subsidiaries (including, for the avoidance of doubt, principal, interest, fees, costs and expenses) arising under the First Lien Credit Agreement will be satisfied in cash in full, and (ii) all claims against the Canadian Subsidiaries (including, for the avoidance of doubt, principal, interest, fees, costs and expenses) arising under the Second Lien Credit Agreement will be released by the Second Lien Agent and the Second Lien Lender in exchange for the New Common Stock distributed pursuant to the Plan.

If at any time prior to Confirmation of the Plan, the Debtors determine, in consultation with Lightship, that it would be necessary or beneficial to commence cases under chapter 11 of the Bankruptcy Code for the Canadian Subsidiaries, the Canadian Subsidiaries may commence such chapter 11 cases. In connection therewith, it is anticipated that the Canadian Subsidiaries would prepare a plan of reorganization that would classify and treat the Claims against, and Interests in, the Canadian Subsidiaries in substantially identical fashion to the classification and treatment accorded to Claims and Interests in the Plan. In particular: (i) all Allowed Claims against the Canadian Subsidiaries (including, for the avoidance of doubt, principal, interest, fees, costs and expenses) arising under the First Lien Credit Agreement will be paid in Cash and in full on the Effective Date; (ii) all Allowed Claims against the Canadian Subsidiaries (including, for the avoidance of doubt, principal, interest, fees, costs and expenses) arising under the Second Lien Credit Agreement will be cancelled in exchange for 100% of the New Common Stock issued under the Plan, subject to dilution on account of the Equity Incentive Program; (iii) all other Allowed Claims against the Canadian Subsidiaries will be Unimpaired; and (iv) the Interests in the Canadian Subsidiaries will be unaffected and Unimpaired.

In advance of any such filing of the Canadian Subsidiaries, it is anticipated that the Canadian Subsidiaries will send to the holder of the Second Lien Claims a copy of such plan of reorganization and an accompanying disclosure statement in form and substance substantially identical to the Disclosure Statement. Under these circumstances, the ballot submitted by the holder of Second Lien Claims with respect to this Plan shall be deemed to also be a vote with respect to a plan filed for the Canadian Subsidiaries proposed on the terms set forth above.

Promptly upon commencement of such chapter 11 cases, the Canadian Subsidiaries will take such other actions and seek relief from the Bankruptcy Court necessary to protect and maximize the value of their business and assets, including (i) having their cases jointly administered with the Chapter 11 Cases, (ii) making certain relief obtained in the Chapter 11 Cases applicable to the Canadian Subsidiaries, and (iii) setting a hearing on confirmation of their plan of reorganization at the same time as the confirmation hearing on the Plan.

Article V

TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES,
EMPLOYEE BENEFITS AND INSURANCE POLICIES

5.1	Assumption and Rejection of Executory Contracts and Unexpired Leases

(a)                Except as otherwise provided in the Plan, the Confirmation Order, or the Plan Supplement, as of the Effective Date, the Debtors shall be deemed to have rejected each executory contract or unexpired lease to which the Debtors are a party as of the Petition Date unless any such contract or lease (i) was previously assumed or rejected upon motion by a Final Order, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of any pending motion, including to assume, to assume on modified terms, to reject or to make any other disposition filed by the Debtors on or before the Confirmation Date, or (iv) is identified on the Schedule of Assumed Contracts. The Debtors reserve all rights to amend or otherwise supplement the Schedule of Assumed Contracts, which shall be in form and substance acceptable to the Debtors and Lightship, through the Effective Date.

(b)                The Confirmation Order shall constitute an order of the Bankruptcy Court under Bankruptcy Code section 365(a) approving the assumption (and assignments, to the extent applicable) of executory contracts and unexpired leases set forth on the Schedule of Assumed Contracts and the rejection of executory contracts and unexpired leases as set forth in Article 5.1(a) hereof, each as of the Effective Date. Each executory contract and unexpired lease assumed pursuant to this Article 5.1 shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption.

(c)                Each executory contract and unexpired lease that is assumed shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such contract or lease and (ii) all contracts or leases appurtenant to the subject premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises.

(d)                To the extent applicable, all executory contracts or unexpired leases of the Debtors assumed pursuant to the Plan shall be deemed modified such that the transactions contemplated by the Plan shall not be a “change in control,” however such term may be defined in the relevant executory contract or unexpired lease, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of the Plan.

5.2	Payments Related to Assumption of Executory Contracts and Unexpired Leases; Resolution of Assumption-Related Disputes

(a)                Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, under Bankruptcy Code section 365(b)(1) by the Cure. The Debtors shall, at their option, with the consent of Lightship, be permitted to resolve any dispute with respect to the amount of the Cure either (i) through the Bankruptcy Court, or (ii) in the procedural manner in which a dispute regarding the amounts owed under a particular executory contract and unexpired lease would have been settled, determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

(b)                If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of Bankruptcy Code section 365) under the executory contract or unexpired lease to be assumed, or (iii) any other matter pertaining to assumption, the Cure shall occur following the earlier of (y) the entry of a Final Order resolving the dispute and approving the assumption if such dispute is adjudicated in the Bankruptcy Court or (z) as to disputed monetary amounts allegedly due under the executory contract or unexpired lease, following the final resolution of such matter if the Debtors elected to handle such dispute in the procedural manner in which it would have been settled, determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

(c)                Except as otherwise provided in the Confirmation Order, the only adequate assurance of future performance shall be the promise of the applicable Reorganized Debtor to perform all obligations under any executory contract or unexpired lease under this Plan.

(d)                Notwithstanding any of the foregoing subsections of this Article 5.2, the Debtors or the Reorganized Debtors, as applicable, shall be authorized to reject any executory contract or unexpired lease listed on the Schedule of Assumed Contracts to the extent the Debtors, with the consent of Lightship, or the Reorganized Debtors, as applicable, in the exercise of their sound business judgment, concludes that the amount of the Cure obligation as determined by Final Order or as otherwise finally resolved, renders assumption of such contract or lease unfavorable to the Debtors’ Estates or the Reorganized Debtors. Such rejected contracts, if any, shall be removed from the Schedule of Assumed Contracts. In the event the Debtors so reject any previously assumed executory contract or unexpired lease, and such rejection gives rise to a Rejection Damages Claim, such Rejection Damages Claim arising out of such rejection shall be limited to the amount of the Allowed Rejection Damage Claim. To the extent there are modifications to the Schedule of Assumed Contracts, the Reorganized Debtors shall file a final Schedule of Assumed Contracts on the docket once all Cure issues have been resolved.

(e)                Except as otherwise set forth in the Plan, assumption (and assignment, if applicable) of any executory contract or unexpired lease pursuant to the Plan, or otherwise, shall result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of assumption or assignment. Any Proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed Disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court or any other entity.

5.3	Rejection of Executory Contracts or Unexpired Leases

The Debtors reserve the right, at any time prior to the Effective Date, except as otherwise specifically provided herein, to seek to reject any executory contract or unexpired lease to which the Debtors are a party and to file a motion requesting authorization for the rejection of any such contract or lease. Any executory contracts or unexpired leases that expire by their terms prior to the Effective Date are deemed to be rejected, unless previously assumed or otherwise disposed of by the Debtors.

5.4	Extension of Time to Assume or Reject

Notwithstanding anything otherwise set forth in the Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the Debtors’ right to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed rejection provided for in Article 5.1(a) hereof shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

5.5	Claims Arising from Rejection

(a)                Except as otherwise provided in the Plan or by Final Order of the Bankruptcy Court, all Allowed Rejection Damages Claims shall be treated as General Unsecured Claims pursuant to and in accordance with the terms of Article 3.3(e) above, except to the extent of any right of setoff and the amount of any security deposit held by the holder of such Allowed Rejection Damages Claim.

(b)                If the rejection by the Debtors, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Rejection Damages Claim, then such Rejection Damages Claim shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors or their respective properties or interests in property as agents, successors or assigns, unless a Proof of Claim is (i) filed with the Claims and Voting Agent either (a) on or before the date that is the first Business Day that is thirty (30) days after the Bankruptcy Court’s entry of an order authorizing the rejection of an executory contract or unexpired lease or (b) if such executory contract or unexpired lease is removed from the Schedule of Assumed Contracts and deemed rejected, within thirty (30) days of such counter-party receiving notice of such rejection; and (ii) contemporaneously with such filing, served upon (a) if such filing occurs prior to the Effective Date, counsel to the Debtors or (b) if such filing occurs after the Effective Date, counsel to the Reorganized Debtors. All rights of the Debtors or the Reorganized Debtors, as applicable, to object to any Rejection Damages Claim are reserved. Any such Claims, to the extent Allowed, shall be classified as Class 5 General Unsecured Claims.

5.6	Reservation of Rights Regarding Executory Contracts and Unexpired Leases

(a)                Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates have any liability thereunder.

(b)                Nothing in the Plan will waive, excuse, limit, diminish or otherwise alter any of the defenses, Claims, Causes of Action or other rights of the Debtors and the Reorganized Debtors under any executory or non-executory contract or any unexpired or expired lease.

(c)                Nothing in the Plan will increase, augment or add to any of the duties, obligations, responsibilities or liabilities of the Debtors or the Reorganized Debtors under any executory or non-executory contract or any unexpired or expired lease.

5.7	Compensation and Benefit Programs

(a)                Lightship will negotiate in good faith with the Debtors and their management regarding the potential retention of management and other employees, compensation for such employees and potential retention incentives for such employees to be paid upon or following the Effective Date; provided that the Debtors and the Reorganized Debtors, as applicable, may not enter into any employment, compensation or retention incentive agreement with any of their employees without the consent of Lightship and Lightship is not obligated to provide such consent.

(b)                The Debtors and Lightship also agree to negotiate in good faith with respect to all existing employment agreements, severance agreements or other arrangements or policies in place with respect to the compensation and benefits of directors, officers and managers of the Debtors; provided that the Debtors may not assume any employment agreement, severance agreement or other agreement with respect to the compensation and benefits of directors, officers and management of the Debtors without the consent of Lightship and Lightship is not obligated to provide such consent.

5.8	Insurance Policies

Except with respect to the D&O Insurance Policies, which shall be treated as set forth in Article 4.9 hereof, all insurance policies pursuant to which the Debtors have any obligations in effect as of the Effective Date shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed or rejected by the Debtors and Reorganized Debtors in accordance with Article 5.1 above. All other insurance policies shall revest in the Reorganized Debtors.

5.9	Survival of the Debtors’ Indemnification Obligations

As further set forth in Article 4.9(a) hereof, all Indemnification Obligations currently in place (whether in the bylaws, certificates of incorporation, articles of limited partnership, board resolutions or employment contracts) for the current and former directors, officers, employees, attorneys, other professionals and agents of each of the Debtors and such current and former directors’ and officers’ respective affiliates shall be continuing obligations of the Reorganized Debtors solely to the extent necessary to permit coverage of all such persons under any Runoff Endorsements; provided that in no event shall any such claim for indemnity be recoverable from the Reorganized Debtors as opposed to under such Runoff Endorsements.

Article VI

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

6.1	Discharge of Claims

On and after the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property, or estate; (b) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged, and released, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under Bankruptcy Code section 502(g); and (d) all entities shall be precluded from asserting against the Debtors, the Reorganized Debtors, the Estates, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, provided, however, that the foregoing discharge shall not apply to the Retained Causes of Action.

6.2	General Settlement of Claims and Interests

Pursuant to Bankruptcy Code section 1123 and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan. All distributions made to holders of Allowed Claims in any Class are intended to and shall be final.

6.3	Release of Liens

Except as otherwise provided in the Plan, the Exit Facility Credit Agreement or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtors and their successors and assigns.

6.4	Releases

(a)	Releases by the Debtors

Pursuant to Bankruptcy Code section 1123(b), and except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties in facilitating the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, effective as of the Effective Date, the Debtors, the Reorganized Debtors, the Estates, and any person seeking to exercise the rights of the Estates, including any successors to the Debtors or any Estates representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code shall be deemed to forever release, waive, and discharge the Released Parties of any and all claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, matured or unmatured, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws or otherwise, including those that any of the Debtors, the Reorganized Debtors, the Estates, or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Estates, the conduct of the Debtors’ business, the Chapter 11 Cases, the purchase, sale, or rescission or the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any of the Debtors and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the Plan, the RSA, the DIP Credit Agreement, the Exit Facility Credit Agreement, the Plan Supplement, the Disclosure Statement, or related agreements, instruments, or other documents and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan or upon any other act or omission, transaction, agreement, event or occurrence taking place on or before the Effective Date other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence as determined by a Final Order. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release (a) any post-Effective Date obligations of any party under this Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement this Plan and (b) the Retained Causes of Action.

(b)	Third-Party Releases

To the fullest extent permitted by law and except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties in facilitating the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, effective as of the Effective Date, (i) holders of Claims who vote to accept the Plan, (ii) holders of Claims who are Unimpaired under the Plan, (iii) holders of Claims entitled to vote on the Plan who do not submit a ballot and do not timely object to the releases, if any, and (iv) each of the Released Parties shall be deemed to forever release, waive, and discharge the Released Parties of any and all claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, matured or unmatured, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws or otherwise, including those that any of the Debtors, the Reorganized Debtors, the Estates, or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Estates, the conduct of the Debtors’ business, the Chapter 11 Cases, the purchase, sale, or rescission or the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any of the Debtors and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the Plan, the RSA, the DIP Credit Agreement, the Exit Facility Credit Agreement, the Plan Supplement, the Disclosure Statement or related agreements, instruments or other documents and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct, actual fraud, or gross negligence as determined by a Final Order. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release (a) any post-Effective Date obligations of any party under this Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement this Plan and (b) the Retained Causes of Action.

Each Person providing releases under the Plan, including the Debtors, the Estates, and the holders of Claims (regardless of whether such holder is a Released Party), shall be deemed to have granted the releases set forth in those sections notwithstanding that such Person may hereafter discover facts in addition to, or different from, those which it now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and such Person expressly waives any and all rights that it may have under any statute or common law principle which would limit the effect of such releases to those claims or Causes of Action actually known or suspected to exist at the time of execution of such release.

6.5	Exculpation and Limitation of Liability

Except as otherwise specifically provided in the Plan, each of the Exculpated Parties will not have or incur any liability for any act or omission in connection with, or arising out of, the formulation, negotiation, preparation, dissemination, implementation or pursuit of approval of the RSA, the DIP Credit Agreement, the Exit Financing Agreement, the Disclosure Statement, the Plan, or the solicitation of votes for or Confirmation of the Plan, or the Consummation of the Plan, the Plan Supplement, or the transactions contemplated, implemented and effectuated by the Plan or the Plan Supplement or the administration of the Plan or the property to be distributed under the Plan, or any other act or omission during the administration of the Debtors’ Estates or in contemplation of the Chapter 11 Cases, except for willful misconduct, actual fraud or gross negligence as determined by a Final Order, and in all respects, will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan; provided, however, that the foregoing exculpation shall not apply to the Retained Causes of Action.

6.6	Injunction

(a)                Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim, Interest, or other debt or liability that is satisfied, released and discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtors, the Reorganized Debtors, and their respective subsidiaries or their property on account of any such discharged Claims, debts, liabilities or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors or the Reorganized Debtors; or (v) commencing or continuing any action or other proceeding of any kind, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

(b)                Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, or may hold, a Claim, Interest, obligation, suit, judgment, damage, demand, debt, right, cause of action, or liability that is released pursuant to Article VI hereof are permanently enjoined from taking any of the following actions on account of such released Claims, Interests, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff against any debt, liability, or obligation due to any released Person; or (v) commencing or continuing any action, in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

(c)                Without limiting the effect of the foregoing provisions of this Article 6.6 upon any Person, by accepting distributions pursuant to the Plan, each holder of an Allowed Claim shall be deemed to have specifically consented to the injunctions set forth in this Article 6.6.

Article VII

PROVISIONS GOVERNING DISTRIBUTIONS

7.1	Distributions on Account of Claims Allowed as of the Effective Date

Except as otherwise provided in the Plan, a Final Order, or as otherwise agreed to by the Debtors, with the consent of Lightship, or the Reorganized Debtors, as the context may require, and the holder of the applicable Allowed Claim, the Reorganized Debtors shall make initial distributions under the Plan on account of Allowed Claims on the Effective Date, subject to the Debtors’ and Reorganized Debtors’ right to object to Claims; provided, however, that (a) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (b) Allowed Priority Tax Claims shall be paid in accordance with Article 2.3. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim may be paid in full in Cash in accordance with the terms of any agreement between the Debtors, with the consent of Lightship, or the Reorganized Debtors (as the case may be) and the holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

Any references herein to distributions to be made “on the Effective Date” shall mean that such distribution will be made “on the Effective Date or as soon as reasonably practicable thereafter”; provided, however, that distributions to the holders of First Lien Claims and Second Lien Claims shall be made on the Effective Date.

7.2	Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision to the contrary in the Plan, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order and such Disputed Claim has been Allowed by Final Order. No reserve for Disputed Claims shall be required unless otherwise agreed by the Debtors, with the consent of Lightship, or ordered by the Bankruptcy Court.

7.3	Postpetition Interest

Unless expressly provided in the Plan, the Confirmation Order, the DIP Order, or any contract, instrument, release, settlement, or other agreement entered into in connection with the Plan or required by the Bankruptcy Code (including without limitation Bankruptcy Code sections 506(b) and 1129(b)), postpetition interest shall not accrue on or after the Petition Date on account of any Claim. Without limiting the generality of the foregoing, interest shall not be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if, and after, such Disputed Claim becomes an Allowed Claim.

7.4	Disbursing Agent

On or before the Effective Date, the Debtors shall designate the Person(s) (whether the Reorganized Debtors or one or more independent third parties) to serve as the Disbursing Agent(s) under the Plan. All Distributions under the Plan shall be made by the Disbursing Agent on or as soon as is practicable after the Effective Date. The Debtors, the Reorganized Debtors, the First Lien Agent, the Second Lien Agent and the Disbursing Agent, as applicable, shall not be required to give any bond or surety or other security for the performance of the duties of the Disbursing Agent unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

The Disbursing Agent(s) shall make distributions to the holders of the Allowed Claims in the same manner and to the same addresses as payments are made in the ordinary course of the Debtors’ business; provided, however, that if a Proof of Claim references a different payment address, the address on the Proof of Claim shall be used. The Reorganized Debtors and the Disbursing Agent(s) shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ or Reorganized Debtors’ books and records, and the Proofs of Claim filed against the Debtors (if any). The Debtors and Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent(s) with the amount of Claims and the identity and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. Notwithstanding anything to the contrary contained in this Plan, distributions on account of First Lien Claims shall be made to the account of, or at the direction of, the First Lien Agent and distributions on account of the Second Lien Claims shall be made to the account of, or at the direction of, the Second Lien Agent and, in each instance, shall be subject to any charging liens under the applicable credit documents.

If any Disbursing Agent is an independent third party, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out of pocket expenses incurred in connection with such services from the Reorganized Debtors.

7.5	Delivery of Distributions

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be made to holders of record as of the Distribution Record Date by the Reorganized Debtors or the Disbursing Agent, as appropriate: (a) to the signatory set forth on any of the Proofs of Claim filed by such holder or other representative identified therein (or at the last known addresses of such holder if no Proof of Claim is filed or if the Debtors have not been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Disbursing Agent, as appropriate, after the date of any related Proof of Claim; or (c) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf. The Debtors shall have no obligation to recognize any transfer of Claims occurring on or after the Distribution Record Date. Subject to this Article VII, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, the First Lien Agent, the Second Lien Agent, and the Disbursing Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for actual fraud, gross negligence, or willful misconduct as determined by Final Order.

7.6	Calculation of Distribution Amounts of New Common Stock

No fractions of New Common Stock shall be distributed. For purposes of distribution, fractions of New Common Stock shall be rounded down to the nearest whole number, and no Cash payments shall be made in connection with such rounding. To the extent New Common Stock to be distributed under the Plan remains undistributed as a result of the rounding of such fraction, such New Common Stock shall be cancelled and shall be of no further force and effect.

7.7	Undeliverable and Unclaimed Distributions

(a)                Distributions Returned as Undeliverable

If any distribution to a holder of an Allowed Claim is returned to the Reorganized Debtors or the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such holder unless and until the Reorganized Debtors or the Disbursing Agent are notified in writing of such holder’s then-current address or other necessary information for delivery. Subject to the succeeding sentence, the Reorganized Debtors or the Disbursing Agent shall retain undeliverable distributions until such time as a distribution becomes deliverable. Subject to Article 7.4 hereof, each holder of an Allowed Claim whose distribution remains (i) undeliverable for one hundred and eighty (180) days after the distribution is returned as undeliverable or (ii) otherwise has not been deposited, endorsed or negotiated within one hundred and eighty (180) days of the date of issuance shall have no claim to or interest in such distribution and shall be forever barred from receiving any distribution under the Plan. Nothing contained in this Plan shall require the Debtors, the Reorganized Debtors, the First Lien Agent, the Second Lien Agent, or the Disbursing Agent to attempt to locate any holder of an Allowed Claim.

(b)                Reversion

Subject to Article 7.4 hereof, any distribution under the Plan that is an Unclaimed Distribution for a period of one hundred and eighty (180) days after such distribution shall be deemed unclaimed property under Bankruptcy Code section 347(b) and such Unclaimed Distribution shall revest in the Reorganized Debtors. Upon such revesting, the Claim of any holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

7.8	Determination of Allowability of Claims and Rights to Distributions

(a)                Only holders of Allowed Claims shall be entitled to receive distributions under the Plan.

(b)                Unless otherwise provided in the Plan, the Disclosure Statement or an order of the Bankruptcy Court (including, inter alia, with respect to Claims subject to Bankruptcy Code section 510(b)), there shall be no requirement for holders of Claims to file Proofs of Claim; provided that the Reorganized Debtors reserve the right to establish a Bar Date for parties to file Proofs of Claim, which Bar Date will be approved by an order of the Bankruptcy Court; provided, further, that requests for payment of Administrative Claims must be filed by the Administrative Claims Bar Date pursuant to Article 2.1(a) above. With respect to Proofs of Claim that are filed with the Bankruptcy Court or Claims and Voting Agent, the Debtors or the Reorganized Debtors shall have the right to object to the Proofs of Claim in the Bankruptcy Court by the Claims Objection Deadline. The Debtors or the Reorganized Debtors shall have the right to dispute all Claims and alleged Claims in any manner that would have been available to it had the Chapter 11 Cases not been filed (including, without limitation, by declining to pay any alleged Claim), or may elect in their discretion to have any alleged Claim adjudicated by the Bankruptcy Court; provided, however, that notwithstanding anything to the contrary in this Plan, neither the Debtors nor the Reorganized Debtors shall dispute the First Lien Claims or the Second Lien Claims.

(c)                No distributions shall be made on Disputed Claims until and unless such Disputed Claims become Allowed Claims.

7.9	Timing of Distributions to Holders of Allowed Claims

Except as otherwise provided herein or as ordered by the Bankruptcy Court, all distributions to holders of Allowed Claims shall be made on or as soon as reasonably practicable after the Effective Date or the date on which such Claim becomes Allowed. The Reorganized Debtors or the Disbursing Agent shall have the right, in their discretion, to accelerate any distribution occurring after the Effective Date if the facts and circumstances so warrant.

7.10	Application of Distribution Record Date

On the applicable Distribution Record Date, the records of the Debtors shall be closed for purposes of determining the record holders of Claims, and there shall be no further changes in the record holders of any Claims. Except as provided herein, the Reorganized Debtors, the Disbursing Agent(s), the First Lien Agent, the Second Lien Agent, and each of their respective agents, successors, and assigns shall have no obligation to recognize any transfer of Claims occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the applicable books and records, claims registers or transfer ledgers as of the close of business on the Distribution Record Date irrespective of the number of distributions to be made under the Plan to such Persons or the date of such distributions.

7.11	Withholding and Reporting Requirements

In connection with the Plan and all distributions hereunder, the applicable Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. Notwithstanding any other provision of the Plan, (a) each holder of an Allowed Claim that is to receive a distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income and other tax obligations, on account of such distribution, and (b) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the applicable Disbursing Agent to allow it to comply with its tax withholding and reporting requirements. The Disbursing Agent(s) shall be authorized to take any and all actions that may be necessary or appropriate to comply with any federal, state, provincial, local, or foreign withholding and reporting requirements including, without limitation, requiring that, as a condition to the receipt of a distribution, the holder of an Allowed Claim complete the appropriate IRS Form W-8 or IRS Form W-9, as applicable to each holder. If such holder fails to comply with such request within six (6) months, such distribution shall be deemed an unclaimed distribution, shall revert to the Reorganized Debtors and such holder shall be forever barred from asserting any such Allowed Claim against the Debtors or their Assets, the Reorganized Debtors or their Assets or other Assets transferred pursuant to the Plan.

7.12	Setoffs

Except as otherwise provided in the Plan, the Reorganized Debtors may, but shall not be required to, set off against or recoup any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such holder.

7.13	Prepayment

Except as otherwise provided in the Plan, any ancillary documents entered into in connection herewith, or the Confirmation Order, the Reorganized Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

7.14	Allocation of Distributions

To the extent that any Allowed Claim entitled to distribution under the Plan consists of indebtedness and accrued but unpaid interest thereon, such distributions shall, for income tax purposes, be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest, as applicable.

7.15	Estimation of Claims

The Debtors or the Reorganized Debtors, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated or Disputed Claim pursuant to Bankruptcy Code section 502(c) regardless of whether the Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

7.16	Adjustment and Resolution of Claims

Any Claim that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the claims register (if applicable) by the Claims Agent at the direction of the Reorganized Debtors without the Reorganized Debtors having to file an application, motion, complaint, Claim objection, or any other legal proceeding seeking to object to such Claim and without any further notice to or action, order, or approval of the Bankruptcy Court.

As of and following the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Claims against the Debtors and to compromise, settle or otherwise resolve any Disputed Claims against the Debtors without approval of the Bankruptcy Court.

Article VIII

CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

8.1	Conditions to Confirmation

The following are conditions precedent to the occurrence of the Confirmation Date, each of which must be satisfied or waived in accordance with Article 8.3 hereof:

(a)                the Bankruptcy Court shall have entered an order, pursuant to Bankruptcy Code sections 1125 and 1126, approving the Disclosure Statement and the solicitation and tabulation of votes with respect to the Plan, which order shall be in form and substance acceptable to the Debtors and Lightship;

(b)                the Bankruptcy Court shall have entered the Confirmation Order which shall not have been stayed and shall be in form and substance acceptable to the Debtors and Lightship, which Confirmation Order shall, among other things:

(i)	authorize the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan;

(ii)	decree that the provisions of the Confirmation Order and the Plan are non-severable and mutually dependent; and

(iii)	authorize the implementation of the Plan in accordance with its terms, including authorizing the issuance of all consideration to be issued under the Plan, including the New Common Stock, and authorizing entry into all agreements necessary to effectuate the Plan, including the Exit Facility Credit Agreement and the New Corporate Governing Documents; and

8.2	Conditions to Effective Date

The following conditions precedent must be satisfied or waived on or prior to the Effective Date in accordance with Article 8.3 hereof:

(a)                The Confirmation Order shall (a) have been entered in a form and substance satisfactory to the Debtors and Lightship and (b) have become a Final Order;

(b)                The final version of the Plan Supplement and all of the schedules, documents and exhibits contained therein shall have been filed and be in form and substance acceptable to the Debtors and Lightship;

(c)                All actions, documents, certificates and agreements necessary to implement the Plan, including documents contained in the Plan Supplement, shall have been effected or executed and delivered, as the case may be, to the required parties and, to the extent required; provided, however, that each document, instrument and agreement must be in form and substance acceptable to the Debtors and Lightship;

(d)                The affiliate of Lightship designated by Lightship to receive the New Common Stock to be distributed to holders of Second Lien Claims under the Plan shall be a U.S. Citizen as of the Effective Date and shall deliver an affidavit of U.S. Citizenship in form and substance acceptable to the Debtors and Lightship;

(e)                   All authorizations, consents, regulatory approvals, rulings or documents that are necessary to implement and effectuate the Plan shall have been received, waived or otherwise resolved and remaining in full force and effect, and there shall be existing no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality, which would prohibit the Consummation of the Plan;

(f)                 The Debtors shall have paid all fees and expenses set forth in Article 4.14 hereof;

(g)                The Reorganized Debtors shall have entered into the Exit Facility Credit Agreement, and all conditions precedent to the consummation or effectiveness of the entry into the Exit Facility Credit Agreement have been waived or satisfied in accordance with the terms thereof, and any funding contemplated to be made on the Effective Date shall have been made in accordance with the terms thereof; and

(h)                All conditions to the Effective Date in this Article 8.2 shall have been satisfied on or before the date that is ninety (90) days from the Petition Date (the “Outside Date”); provided that the Outside Date may be extended by mutual written agreement of the Debtors and Lightship.

8.3	Waiver of Conditions

Each of the conditions set forth in Articles 8.1 and 8.2 may be waived in whole or in part by the Debtors, without any notice to parties in interest or the Bankruptcy Court and without a hearing, provided, however, that such waiver shall not be effective without the consent of Lightship. Notwithstanding the foregoing, the Debtors and Lightship may not waive entry of the Confirmation Order or the condition set forth in Article 8.2(d).

8.4	Effect of Failure of Conditions

If the Effective Date does not occur prior to the Outside Date, the Plan shall be null and void in all respects, and nothing contained in this Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors, (b) prejudice in any manner the rights of the Debtors or the holder of any Claim or Interest in the Debtors or (c) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any holders of Claims or Interests or any other Entity in any respect.

Article IX

RETENTION OF JURISDICTION

9.1	Scope of Retention of Jurisdiction

Under Bankruptcy Code sections 105(a) and 1142, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, and except as otherwise ordered by the Bankruptcy Court, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, without limitation, jurisdiction to:

(a)                allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount or allowance of Claims;

(b)                hear and determine all applications for Professional Fee Claims; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Reorganized Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(c)                hear and determine all matters with respect to contracts or leases or the assumption or rejection of any contracts or leases to which a Debtor is a party or with respect to which the Debtors may be liable, including, if necessary and without limitation, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

(d)                effectuate performance of and payments under the provisions of the Plan;

(e)                hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

(f)                 adjudicate, decide or resolve any and all matters related to Bankruptcy Code section 1141;

(g)                enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

(h)                hear and determine any matters arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including, without limitation, disputes arising under agreements, documents, or instruments executed in connection with the Plan, the Plan Supplement or the Confirmation Order; provided, however, that any dispute arising under or in connection with the New Common Stock, the Exit Facility Credit Agreement, or the New Corporate Governance Documents shall be dealt with in accordance with the provisions of the applicable document or under applicable law;

(i)                 consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(j)                 issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

(k)                enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

(l)                 enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases or provided for under the Plan;

(m)              except as otherwise limited herein, recover all assets of the Debtors and property of the Estates, wherever located;

(n)                hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code sections 346, 505, and 1146, and to determine any tax claims that may arise against the Debtors or the Reorganized Debtors as a result of the transactions contemplated by the Plan;

(o)                hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge;

(p)                hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

(q)                enter a final decree closing the Chapter 11 Cases.

9.2	Failure of the Bankruptcy Court to Exercise Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in Article 9.1 above, the provisions of this Article IX shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

Article X

MISCELLANEOUS PROVISIONS

10.1	Binding Effect and Successors and Assigns

Subject to Article VI hereof, and notwithstanding Bankruptcy Rules 3020(e), 6004(h) and 7062 or otherwise, upon the occurrence of the Effective Date, the rights, benefits, and obligations of any Person named or referred to in the Plan shall be immediately binding on, and shall inure to the benefit of, any heir, executor, administrator, personal representative, successor, or assign of such Person, including, but not limited to, the Reorganized Debtors and all other parties in interest in the Chapter 11 Cases, including any and all holders of Claims or Interests (irrespective of whether holders of such Claims or Interests are deemed to have accepted the Plan).

10.2	Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

10.3	Releases and Satisfaction of Subordination Rights

All Claims against the Debtors and all rights and claims between or among the holders of Claims relating in any manner whatsoever to any claimed subordination rights shall be deemed satisfied by the distributions under, described in, contemplated by, or implemented in Article III hereof. Distributions under, described in, contemplated by, or implemented by the Plan to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

10.4	Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under Bankruptcy Code sections 105 or 362 or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.

10.5	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of New York (without reference to the conflicts of laws provisions thereof that would require or permit the application of the law of another jurisdiction) shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, unless otherwise specified.

10.6	Entire Agreement

Except as otherwise indicated, the Plan, the Plan Supplement and all exhibits thereto supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan and the Plan Supplement.

10.7	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After such exhibits and documents are filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the website of the Claims and Voting Agent at http://www.kccllc.net/Rand or the Bankruptcy Court’s website at http://www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

10.8	Modifications and Amendments

The Debtors may, subject to the consent of Lightship, alter, amend, or modify the Plan under Bankruptcy Code section 1127(a) at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Bankruptcy Code section 1101(2), the Debtors may, subject to the consent of Lightship, under Bankruptcy Code section 1127(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

10.9	Severability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (i) valid and enforceable pursuant to its terms, (ii) integral to the Plan and may not be deleted or modified without the consent of the Debtors and Lightship, and (iii) nonseverable and mutually dependent. Unless the Bankruptcy Court orders otherwise, any ambiguities or uncertainties with respect to interpretation of the Plan, the Plan Supplement, the Disclosure Statement or any other document related thereto shall be interpreted based on the Debtors’ or the Reorganized Debtors’ interpretation thereof.

10.10	Revocation, Withdrawal, or Non-Consummation

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan in accordance with this Article 10.10, or if Confirmation or the Effective Date does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, any Debtors or any other Person, (ii) prejudice in any manner the rights of the Debtors or any Person, including Lightship, in any further proceedings involving the Debtors, or (iii) constitute an admission of any sort by any Debtors or any other Person, including Lightship. This provision shall have no impact on the rights of Lightship or the Debtors in respect of any such revocation or withdrawal.

10.11	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the filing of the Plan, any statement or provision contained in the Plan or the taking of any action by the Debtors with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the holders of Claims or Interests prior to the Effective Date.

10.12	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to Bankruptcy Code section 1125(e), the Debtors and each of their affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer and issuance of the New Common Stock distributed under the Plan, and, therefore, such parties, individuals and the Debtors will not have any liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer and issuance of the securities offered and distributed under the Plan.

10.13	Waiver or Estoppel

The Plan provides that each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors, their counsel or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement or documents filed with the Bankruptcy Court prior to the Confirmation Date. For the avoidance of doubt, this provision in the Plan is not intended to limit a creditor’s ability to enter into a consensual post-Confirmation resolution of its Claim.

10.14	Notices

Any notice, request, or demand required or permitted to be made or provided hereunder shall be: (i) in writing; (ii) served by (A) certified mail, return receipt requested, (B) hand delivery, (C) overnight delivery service, (D) first class mail, or (E) facsimile transmission; (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, and (iv) addressed to the following parties.

For the Debtors:

Rand Logistics, Inc.

333 Washington Street, Suite 201

Jersey City, NJ 07302

Attn: Mark Hiltwein (Email: [•])

with copies to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036-6745

Attn: Meredith A. Lahaie (Email: [•])

           Kevin Zuzolo (Email: [•])

-and-

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Avenue, N.W.

Washington, DC 20036

Attn: Joanna F. Newdeck (Email: [•])

-and-

For Lightship:

Lightship Capital LLC

330 Madison Avenue, 28th Floor

New York NY 10017

Attn: Jason Perri (Email: [•])

with copies to:

White & Case LLP

200 South Biscayne Blvd., Suite 4900

Miami, FL 33131

Attn: Thomas E Lauria (Email: [•])

-and-

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attn: Andrew Zatz (Email: [•])

Any of the above may, from time to time, change its address for future notices and other communications hereunder by filing a notice of the change of address with the Bankruptcy Court. Any and all notices given under this Plan will be effective when received.

10.15	Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, if there is a conflict between this Plan and a Plan Supplement document, the Plan Supplement document shall govern and control; provided, further, that to the extent that any provision of the Plan or a Plan Supplement document conflicts with or is in any way inconsistent with any provision of the Confirmation Order, the Confirmation Order shall govern and control.

[SIGNATURE PAGE FOLLOWS]

Dated: January 29, 2018

Respectfully submitted,

Rand Logistics, Inc.

By:	/s/ Mark Hiltwein
Name:	Mark Hiltwein
Title:	Chief Financial Officer of Rand Logistics, Inc.

Lower Lakes Transportation COMPANY

By:	/s/ Mark Hiltwein
Name:	Mark Hiltwein
Title:	Chief Financial Officer of Lower Lakes Transportation Company

Grand RIVER NAVIGATION COMPANY, INC.

By:	/s/ Mark Hiltwein
Name:	Mark Hiltwein
Title:	Chief Financial Officer of Grand River Navigation Company, Inc.

Black Creek SHIPPING COMPANY, INC.

By:	/s/ Mark Hiltwein
Name:	Mark Hiltwein
Title:	Chief Financial Officer of Black Creek Shipping Company, Inc.

Black Creek SHIPPING HOLDING COMPANY, INC.

By:	/s/ Mark Hiltwein
Name:	Mark Hiltwein
Title:	Chief Financial Officer of Black Creek Shipping Holding Company, Inc.

Rand LL Holdings CORP.

By:	/s/ Mark Hiltwein
Name:	Mark Hiltwein
Title:	Chief Financial Officer of Rand LL Holdings Corp.

Rand Finance Corp.

By:	/s/ Mark Hiltwein
Name:	Mark Hiltwein
Title:	Chief Financial Officer of Rand Finance Corp.